EXHIBIT 10.1

EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 9th day of September, 2003, by and between Hemlock Federal Financial Corporation (the "Company") and Maureen G. Partynski (the "Employee").

            WHEREAS, the Employee serves as the Chairman and Chief Executive Officer of the Company and of the Company's wholly-owned subsidiary, Hemlock Federal Bank for Savings (the "Bank");

            WHEREAS, the Employee has an existing employment agreement entered into as of March 31, 1997 (the "Prior Employment Agreement") with the Bank which she is willing to terminate in consideration of this Agreement becoming effective;

            WHEREAS, the board of directors of the Company (the "Board of Directors") believes it is in the best interests of the Company and its subsidiaries for the Company to enter into this Agreement with the Employee in order to assure continuity of management of the Company and its subsidiaries; and

            WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee;

            NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

            1. Definitions.

                        (a) The term "Change in Control" means (1) an event of a nature that (i) constitutes an acquisition of control of the Bank or of a bank holding company (whether in mutual or stock form) of the Bank, including but not limited to the Company (a "Holding Company") within the meaning of the Home Owners' Loan Act of 1933 and 12 C.F.R. Part 574 as in effect on the date hereof; or (ii) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") if the Exchange Act were applicable to the Bank or a Holding Company; (2) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Bank or a Holding Company representing 25% or more of the Bank's or a Holding Company's outstanding securities; (3) individuals who are members of the board of directors of the Bank or a Holding Company on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank's or the Holding Company's stockholders (or members in the case of a mutual holding company) was approved by the nominating committee serving under an Incumbent Board shall be considered a member of the Incumbent Board; or (4) a reorganization, merger, or consolidation of the Bank or a Holding Company or a similar transaction in which the Bank or a Holding Company is not the resulting entity or in which the Bank or a Holding Company is the resulting entity but the stockholders of such entity immediately prior to such transaction do not own at least 60% of the voting securities of such entity immediately following the completion of such transaction; or (5) the sale of all or substantially all of the assets of the Bank or a Holding Company excluding transfers to entities within a "controlled group of corporations" (as defined in Internal Revenue Code Section 1563) in which a Holding Company is the parent corporation. The term "Change in Control" shall not include a transaction that is part of the Bank's reorganization to a holding company format, an acquisition of securities by an employee benefit plan of the Bank or a Holding Company, or an acquisition of securities of a Holding Company or the Bank in consideration for a contribution of capital to the Holding Company or the Bank.

                        (b) The term "Consolidated Subsidiaries" means any subsidiary or subsidiaries of the Company (or its successors) that are part of the consolidated group of the Company (or its successors) for federal income tax reporting.

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                        (c) The term "Date of Termination" means the date upon which the Employee's employment with the Company or the Bank or both ceases, as specified in a notice of termination pursuant to Section 8 of this Agreement.

                        (d)  The term "Effective Date" means September 9, 2003.

                        (e) The term "Involuntarily Termination" means the termination of the employment of Employee (i) by either the Company or the Bank or both without her express written consent; or (ii) by the Employee by reason of a material diminution of or interference with her duties, responsibilities or benefits, including (without limitation) any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Oak Forest, Illinois or within 30 miles thereof, except for reasonable travel on Company or Bank business; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Employee, other than as part of a Bank- or Company-wide reduction in staff; (4) a reduction in the Employee's salary or a material adverse change in the Employee's perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank or the Company; (5) a material permanent increase in the required hours of work or the workload of the Employee; or (6) the failure of the Board of Directors (or a board of directors of a successor of the Company) to elect her as Chairman and Chief Executive Officer of the Company (or a successor of the Company) or any action by the Board of Directors (or a board of directors of a successor of the Company) removing her from any of such office, or the failure of the board of directors of the Bank (or any successor of the Bank) to elect her as Chairman and Chief Executive Officer of the Bank (or any successor of the Bank) or any action by such board removing her from any of such office. The term "Involuntary Termination" does not include Termination for Cause or termination of employment due to permanent disability pursuant to Section 7(g) of this Agreement, retirement, death or suspension or temporary or permanent prohibition from participation in the conduct of the affairs of a depository institution under Section 8 of the Federal Deposit Insurance Act.

                        (f)  The terms "Termination for Cause" and "Terminated for Cause" mean termination of the employment of the Employee with either the Company or the Bank, as the case may be, because of the Employee's dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (excluding violations which do not have an adverse affect on the Company or the Bank) or final cease-and-desist order, or (except as provided below) material breach of any provision of this Agreement. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that her action or failure to act was in the best interest of the Company or the Bank. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

            2. Term; Termination of Prior Employment Agreement. The term of this Agreement shall be a period of three years commencing on the Effective Date, subject to earlier termination as provided herein. Each day, the term of this Agreement shall be extended for a period of one day in addition to the then-remaining term, provided that the Company has not given notice to the Employee in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further, and provided further that the Employee has not received an unsatisfactory performance review by either the Board of Directors or the board of directors of the Bank. The Employee's Prior Employment Agreement shall terminate immediately prior to the Effective Date, with no obligation on the part of the Company or the Bank to the Employee thereunder, subject to reinstatement of the Prior Employment Agreement as provided in Section 16 below.

            3. Employment. The Employee is employed as the Chairman and Chief Executive Officer of the Company and the Bank. As such, the Employee shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors or the board of directors of the Bank may prescribe from time to time. The Employee shall also render

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services to any subsidiary or subsidiaries of the Company or the Bank as requested by the Company or the Bank from time to time consistent with her executive position. The Employee shall devote her best efforts and reasonable time and attention to the business and affairs of the Company and the Bank to the extent necessary to discharge her responsibilities hereunder. The Employee may (i) serve on corporate or charitable boards or committees, and (ii) manage personal investments, so long as such activities do not interfere materially with performance of her responsibilities hereunder.

            4. Cash Compensation.

                        (a) Salary. The Company agrees to pay the Employee during the term of this Agreement a base salary (the "Company Salary") the annualized amount of which shall be not less than the annualized aggregate amount of the Employee's base salary from the Company and any Consolidated Subsidiaries in effect at the Effective Date; provided that any amounts of salary actually paid to the Employee by any Consolidated Subsidiaries shall reduce the amount to be paid by the Company to the Employee. The Company Salary shall be paid no less frequently than monthly and shall be subject to customary tax withholding. The amount of the Employee's Company Salary shall be increased (but shall not be decreased other than as part of an overall program applied uniformly and with equitable effect to all members of senior management of the Company or the Bank) from time to time in accordance with the amounts of salary approved by the Board of Directors or the board of directors of any of the Consolidated Subsidiaries after the Effective Date.

                        (b) Bonuses. The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Company and the Bank in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors for executive officers of the Company and by the board of directors of the Bank for executive officers of the Bank.

                        (c) Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Company and the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

                        (d) Deferral of Non-Deductible Compensation. In the event that the Employee's aggregate compensation (including compensatory benefits which are deemed remuneration for purposes of Section 162(m) of the Code) from the Company and the Consolidated Subsidiaries for any calendar year exceeds the greater of (i) $1,000,000 or (ii) the maximum amount of compensation deductible by the Company or any of the Consolidated Subsidiaries in any calendar year under Section 162(m) of the Code (the "maximum allowable amount"), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred (with interest thereon at an annual rate equal to the Federal short-term rate under Section 1274(d)(1) of the Code, determined as of the last day of the calendar year in which the Employee's compensation is first not deductible under Section 162(m) of the Code, per annum, compounded annually), to a calendar year such that the amount to be paid to the Employee in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount. Subject to the foregoing, deferred amounts including interest thereon shall be payable at the earliest time permissible. All unpaid deferred amounts shall be paid to the Employee not later than her Date of Termination unless her Date of Termination is on a December 31st, in which case, the unpaid deferred amounts shall be paid to the Employee on the first business day of the next succeeding calendar year. The provisions of this subsection shall survive any termination of the Employee's employment and any termination of this Agreement.

            5.  Benefits.

                        (a) Participation in Benefit Plans. The Employee shall be entitled to participate, to the same extent as executive officers of the Company and the Bank generally, in all plans of the Company and the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof. In addition, the Employee shall be entitled to be considered for benefits under all of the stock and stock option related plans in which the Company's or the Bank's executive officers are eligible or become eligible to participate.

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                        (b)  Fringe Benefits. The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Company's or the Bank's executive officers, including but not limited to supplemental retirement, incentive compensation, supplemental medical or life insurance plans, company cars, club dues, physical examinations, financial planning and tax preparation services.

            6. Vacations; Leave. The Employee shall be entitled to annual paid vacation in accordance with the policies established by the Board of Directors and the board of directors of the Bank for executive officers, in no event less than six weeks per year, and to voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

            7. Termination of Employment.

                        (a) Involuntary Termination. If the Employee experiences an Involuntary Termination, such termination of employment shall be subject to the Company's obligations under this Section 7. In the event of the Involuntary Termination of the Employee, if the Employee has offered to continue to provide the services contemplated by and on the terms provided in this Agreement and such offer has been declined, then, subject to Section 7(b) of this Agreement, the Company shall, for a period of two years following the Date of Termination (the "Liquidated Damage Period"), as damages for breach of contract (i) pay to the Employee monthly one-twelfth of the Company Salary at the annual rate in effect immediately prior to the Date of Termination and one-twelfth of the average annual amount of cash bonus and cash incentive compensation of the Employee, based on the average amounts of such compensation earned by the Employee from the Company and the Bank for the two full fiscal years preceding the Date of Termination; and (ii) maintain for the remaining term of this Agreement substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and her dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, including amounts of coverage and deductibles and other costs to her,as in effect immediately prior to such Involuntary Termination (the "Employee's Health Coverage").

                        (b)  Reduction of the Company's Obligations Under Section 7(a).

                                    (1)  In the event that the Employee becomes entitled to liquidated damages pursuant to Section 7(a), (i) the Company's obligation thereunder with respect to cash damages shall be reduced by the amount of the Employee's earned income within the meaning of 4,6 911(d)(2)(A) of the Code, if any, earned from providing personal services during the Liquidated Damage Period; and (ii) the Company's obligation to maintain Health Coverage shall be reduced to the extent, if any, that the Employee receives such benefits, on no less favorable terms, from another employer during the Liquidated Damage Period. To the extent the provisions of this Section 7(b)(1) are applicable and an overpayment has been made to the Employee as of the expiration of Liquidated Damage Period, the Employee shall reimburse the Company in an amount equal to the after tax benefit realized by the Employee from such overpayment (i.e. amount realized net of all federal, state, local, employment and medicare taxes). In making the reimbursement calculation, it shall be presumed that the Employee is subject to the highest marginal federal and state income tax rates.

                                    (2)  The Employee agrees that in the event she becomes entitled to liquidated damages pursuant to Section 7(a), throughout the Liquidated Damage Period, she shall promptly inform the Company of the nature and amounts of earned income and the type of health benefits and coverage which she earns or receives from providing personal services, and shall provide such documentation of such earned income and such health benefits and coverage as the Company may request. In the event of changes to such earned income or such health benefits or coverage from time to time, the Employee shall inform the Company of such changes, in each case within ten days after the change occurs, and shall provide such documentation concerning the change as the Company may request.

                        (c) Change in Control; Cut Back; and Tax Gross Up. In the event that the Employee experiences an Involuntary Termination within the 12 months preceding, at the time of, or within 24 months following a Change in Control, in addition to the Company's obligations under Section 7(a) of this Agreement, the Company shall pay to the Employee in cash, within 30 days after the later of the date of such Change in Control or the Date of Termination, an amount equal to 299% of the Employee's "base amount" as determined under Section 280G of the Code.

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                        In the event that any payments, distributions or benefits provided or to be provided to the Employee, whether pursuant to this Agreement or from other plans or arrangements maintained by the Company or any of the Consolidated Subsidiaries (excluding the Gross Up Payment and Additional Gross Up Payment (as such terms are hereinafter defined)) (collectively, the "Payment") would be subject to excise tax under Section 4999 of the Code (such excise tax and any penalties and interest collectively, the "Penalty Tax"), the Company shall pay to the Employee in cash an additional amount equal to the Adjusted Gross Up Payment. The "Gross Up Payment" shall be an amount such that after payment by the Employee of all federal, state, local, employment and medicare taxes thereon (and any penalties and interest with respect thereto), the Employee retains on an after tax basis a portion of such amount equal to the aggregate of 100% of the Penalty Tax imposed upon the Payment and 100% of the Penalty Tax imposed upon the Adjusted Gross Up Payment.

                        For purposes of determining the amount of the Gross Up Payment, the value of any non-cash benefits and deferred payments or benefits subject to the Penalty Tax shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. In the event that, after the Gross Up Payment is made, the Employee becomes entitled to receive a refund of any portion of the Penalty Tax, the Employee shall promptly pay to the Company 100% of such Penalty Tax refund attributable to the Payment (together with 100% of any interest paid or credited thereon by the Internal Revenue Service) and 100% of the Penalty Tax refund attributable to the Gross Up Payment (together with 100% of any interest paid or credited thereon by the Internal Revenue Service).

                        As a result of the uncertainty regarding the application of Section 4999 of the Code, it is possible that the Internal Revenue Service may assert that the Penalty Tax due is in excess of the amount of the anticipated Penalty Tax used in calculating the Adjusted Gross Up Payment (such excess amount is hereafter referred to as the "Underpayment"). In such event, the Company shall pay to the Employee, in immediately available funds, at the time the Underpayment is assessed or otherwise determined, an additional amount equal to the Additional Gross Up Payment. The "Additional Gross Up Payment" shall be an amount such that after payment by the Employee of all federal, state, local, employment and medicare taxes thereon (and any penalties and interest with respect thereto), the Employee retains on an after tax basis a portion of such amount equal to the aggregate of (i) 100% of the portion of the Underpayment attributable to the Payment, (ii) 100% of the portion of the Underpayment attributable to the Adjusted Gross Up Payment and (iii) 100% of the Penalty Tax imposed on the Additional Gross Up Payment.

                        (d) Termination for Cause.  In the event of Termination for Cause, the Company shall have no further obligation to the Employee under this Agreement after the Date of Termination other than deferred amounts under Section 4(d).

                        (e) Voluntary Termination. The Employee may terminate her employment voluntarily at any time by a notice pursuant to Section 8 of this Agreement. In the event that the Employee voluntarily terminates her employment other than by reason of any of the actions that constitute Involuntary Termination under Section 1(e)(ii) of this Agreement ("Voluntary Termination"), the Company shall be obligated to the Employee for the amount of her Company Salary and benefits only through the Date of Termination, at the time such payments are due, and the Company shall have no further obligation to the Employee under this Agreement except as provided in Section 4(d).

                        (f) Death. In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Company shall pay to the Employee's estate, or such person as the Employee may have previously designated in writing, (i) the Company Salary which was not previously paid to the Employee and the Company Salary which she would have earned if she had continued to be employed under this Agreement through the 180th day after the date on which the Employee died; (ii) the amounts of any benefits or awards which, pursuant to the terms of any applicable plan or plans, were earned with respect to the fiscal year in which the Employee died and which the Employee would have been entitled to receive if she had continued to be employed, and the amount of any bonus or incentive compensation for such fiscal year which the Employee would have been entitled to receive if she had continued to be employed, pro-rated in accordance with the portion of the fiscal year prior to her death, provided that such amounts shall be payable when and as ordinarily payable under the applicable plans; and (iii) the unpaid deferred amounts under Section 4(d).

                        (g)  Permanent Disability. For purposes of this Agreement, the term "permanently disabled" means that the Employee has a mental or physical infirmity which permanently impairs her ability to perform substantially her

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duties and responsibilities under this Agreement and which results in (i) eligibility of the Employee under the long-term disability plan of the Company or the Bank, if any; or (ii) inability of the Employee to perform substantially his duties and responsibilities under this Agreement for a period of 180 consecutive days. Either the Company or the Bank or both may terminate the employment of the Employee after having established that the Employee is permanently disabled.

                        (h)  Regulatory Action. Notwithstanding any other provisions of this Agreement:

                                    (1)  If the Employee is removed and/or permanently prohibited from participating in the conduct of the affairs of a depository institution by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act ("FDIA"), 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected; and

                                    (2)  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Company under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties; and

            8.  Notice of Termination. In the event that the Company or the Bank, or both, desire to terminate the employment of the Employee during the term of this Agreement, the Company or the Bank, or both, shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Employee determines in good faith that she has experienced an Involuntary Termination of his employment, she shall send a written notice to the Company stating the circumstances that constitute such Involuntary Termination and the date upon which his employment shall have ceased due to such Involuntary Termination. In the event that the Employee desires to effect a Voluntary Termination, she shall deliver a written notice to the Company, stating the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

            9. Attorneys Fees. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as a result of (i) the Employee's contesting or disputing any termination of employment, or (ii) the Employee's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company (or its successors) or the Consolidated Subsidiaries under which the Employee is or may be entitled to receive benefits; provided that the Company's obligation to pay such fees and expenses is subject to the Employee's prevailing with respect to the matters in dispute in any action initiated by the Employee or the Employee's having been determined to have acted reasonably and in good faith with respect to any action initiated by the Company or the Bank.

            10. Non-Disclosure and Non-Solicitation.

                        (a)            Non-Disclosure. The Employee acknowledges that she has acquired, and will continue to acquire while employed by the Company and/or any Consolidated Subsidiary, special knowledge of the business, affairs, strategies and plans of the Company and the Consolidated Subsidiaries which has not been disclosed to the public and which constitutes confidential and proprietary business information owned by the Company and the Consolidated Subsidiaries, including but not limited to, information about the customers, customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, and business strategies of the Company and the Consolidated Subsidiaries, and other information about the products and services offered or developed or planned to be offered or developed by the Company and/or the Consolidated Subsidiaries ("Confidential Information"). The Employee agrees that, without the prior written consent of the Company, she shall not, during the term of his employment or at any time thereafter, in any manner directly or indirectly disclose any Confidential Information to any person or entity other than the Company and the Consolidated Subsidiaries. Notwithstanding the foregoing, if the Employee is requested or required (including but not limited to by oral questions, interrogatories, requests for information or documents in legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information the Employee shall provide the Company with prompt written notice of any such request or requirement so that the Company and/or a Consolidated Subsidiary may seek a protective order or other appropriate

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remedy and/or waive compliance with the provisions of this Section 10(a). If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, the Employee is nonetheless legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Employee may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which is legally required to be disclosed, provided that the Employee shall exercise her best efforts to preserve the confidentiality of the Confidential Information, including without limitation by cooperating with the Company and/or a Consolidated Subsidiary to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal. On the Date of Termination, the Employee shall promptly deliver to the Company all copies of documents or other records (including without limitation electronic records) containing any Confidential Information that are in her possession or under her control, and shall retain no written or electronic record of any Confidential Information.

                        (b)            Non-Solicitation. During the three year period next following the Date of Termination, the Employee shall not directly or indirectly solicit, encourage, or induce any person while employed by the Company or any Consolidated Subsidiary to (i) leave the Company or any Consolidated Subsidiary, (ii) cease employment with the Company or any Consolidated Subsidiary or (iii) accept employment with another entity or person.

            The provisions of this Section 10 shall survive any termination of the Employee's employment and any termination of this Agreement.

            11. No Assignments.

                        (a)  This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company in the same amount and on the same terms as provided for an Involuntary Termination under Section 7 hereof. For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

                        (b)  This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

            12. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Company at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Company, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Company.

            13. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

            14. Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

            15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

            16.            Reinstatement of Prior Agreement. Notwithstanding anything contained in this Agreement to the contrary, the parties hereto agree that in the event a Change in Control as described in Section 1(a)(6) occurs within one

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year from the date of this Agreement (not the Effective Date), then in that event the Prior Agreement shall be reinstated and this Agreement shall become void ab initio.

            17. Governing Law. This Agreement shall be governed by the laws of the State of Illinois.

            18. Arbitration. Any dispute or controversy arising under or in connection with this Agreement (other than relating to the enforcement of the provisions of Section 10) shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

            19. Equitable and Other Judicial Relief. In the event of an actual or threatened breach by the Employee of any of the provisions of Section 10, the Company shall be entitled to equitable relief in the form of an injunction from a court of competent jurisdiction and such other equitable and legal relief as such court deems appropriate under the circumstances. The parties agree that the Company shall not be required to post any bond in connection with the grant or issuance of an injunction (preliminary, temporary and/or permanent) by a court of competent jurisdiction, and if a bond is nevertheless required, the parties agree that it shall be in a nominal amount. The parties further agree that in the event of a breach by the Employee of any of the provisions of Section 10, the Company will suffer irreparable damage and its remedy at law against the Employee is inadequate to compensate it for such damage.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

            THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	HEMLOCK FEDERAL FINANCIAL CORPORATION

/s/ Rosanne Pastorek-Belczak	/s/ Michael R. Stevens
Secretary	By: Michael R. Stevens
Its: President

Employee

/s/ Maureen G. Partynski
Maureen G. Partynski

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